Exhibit 16.1

KPMG LLP	Telephone 267 256 7000
1601 Market Street	Fax 267 256 7200
Philadelphia PA 19103-2499	Internet www.us.kpmg.com

October 13, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Auxilium Pharmaceuticals, Inc. (the Company) and, under the date of April 15, 2005, we reported on the consolidated financial statements of Auxilium Pharmaceuticals, Inc. and subsidiaries as of and for the years ended December 31, 2004 and 2003. On October 7, 2005, our appointment as principal accountants was terminated. We have read Auxilium Pharmaceuticals, Inc.’s statements included under Item 4.01 of its Form 8-K dated October 7, 2005, and we agree with such statements except that we are not in a position to agree or disagree with (1) the Company’s statement under Item 4.01.(a) that our dismissal was approved by the Audit and Compliance Committee of the Board of Directors of the Company, (2) the Company’s statements in the fourth paragraph under Item 4.01.(a) and (3) the Company’s statements under Item 4.01.(b).

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.